Exhibit (d)(6)

Australian Addendum

CARDINAL HEALTH, INC.

2005 LONG-TERM INCENTIVE PLAN

(AS AMENDED AND RESTATED AS OF NOVEMBER 5, 2008)

1.	PURPOSE

This Addendum (the “Australian Addendum”) to the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended and restated as of November 5, 2008 (the “U.S. Plan”), is adopted to set forth certain rules which, together with the provisions of the U.S. Plan which are supplemented by this Australian Addendum in certain respects for the purpose of its implementation in Australia and to ensure compliance with ASIC Class Order 03/184, shall govern the operation of the U.S. Plan with respect to Australian resident employees of Cardinal Health, Inc. (the “Company”) or one of its Subsidiaries or Affiliates (as defined in the U.S. Plan). The Plan (as defined below) is intended to comply with the provisions of the Corporations Act 2001, ASIC Policy Statement 49 and ASIC Class Order 03/184 (collectively, the “Instrument”).

2.	DEFINITIONS

Except as defined in this Australian Addendum, capitalized terms used herein shall have the meaning ascribed to them in the U.S. Plan. In the event of any conflict between these provisions and the U.S. Plan, these provisions shall prevail.

For the purposes of these provisions:

“ASIC” means the Australian Securities & Investments Commission;

“Australian Entity” means any Australian Subsidiary or Affiliate of the Company;

“Australian Offerees” mean all persons to whom an Award is offered in Australia under the Plan;

“Offer” means an offer made in Australia to Australian Offerees to acquire Shares in the Company pursuant to an Award granted under the terms of the Plan;

“Offeree” means a person who receives an Offer; and

“Plan” means collectively the U.S. Plan and the Australian Addendum.

3.	FORM OF AWARDS GOVERNED BY THIS ADDENDUM

Options, Stock Appreciation Rights, Cash Awards, Restricted Stock, Restricted Stock Units, and Other Stock-Based Awards may be awarded under the Plan to Australian Offerees.

4.	AUSTRALIAN OFFEREES

The Plan may be extended only to Australian Offerees who at the time of the Offer are full or part-time employees of the Company or an Australian Entity and who meet the eligibility criteria established under the U.S. Plan.

5.	NO CONTRIBUTION PLAN OR TRUST

An Offer under the Plan must not involve a contribution plan or any offer, issue or sale being made through a trust.

6.	OFFER

6.1.	AUSTRALIAN OFFER DOCUMENT

Any Offer made in Australia to participate in the Plan must be included in a document (the “Offer Document”), which sets out the terms of the Offer and which must include or be accompanied by a copy of the rules of the Plan (or a summary). If a summary of the Plan is provided with the Offer, the Offer Document must include an undertaking that, during the period (the “Offer Period”) in which an Award may be issued or Shares may be acquired under the Plan, the Company or its Australian Entity will, within a reasonable time of an Australian Offeree so requesting, provide the Offeree with a copy of the rules of the Plan, without charge.

The Company must take reasonable steps to ensure that any Australian Offeree to whom an Offer is made is given a copy of the Offer Document.

6.2.	AUSTRALIAN DOLLAR EQUIVALENT OF EXERCISE PRICE

If the Offer requires the Offeree to pay a purchase price to receive the Award or the underlying Shares granted under the Plan, the Offer Document must specify the Australian dollar equivalent of the purchase price of the Award or the underlying Shares, as applicable, as if the purchase price formula were applied as at the date of the Offer.

6.3.	UPDATED PRICING INFORMATION

The Offer Document must include an undertaking that, and an explanation of the way in which, the Company or its Australian Entity will (during the Offer Period and within a reasonable period of an Australian Offeree so requesting) make available to the Australian Offeree the following information:

(i)	the Australian dollar equivalent of the current market value of a Share as at the date of the Australian Offeree’s request; and

(ii)	if applicable, the Australian dollar equivalent of the purchase price for the Award or the underlying Shares, as applicable, as at the date of the Australian Offeree’s request.

For the purposes of this clause 6.3, the current market value of a Share shall be taken as the price published as the closing sales price for such Shares on the preceding trading day, as traded on the New York Stock Exchange.

6.4.	EXCHANGE RATE FOR AUSTRALIAN DOLLAR EQUIVALENT OF A PRICE

For the purposes of clauses 6.2 and 6.3, the Australian dollar equivalent of the purchase price and current market value of a Share shall be calculated by reference to the Australian/U.S. dollar exchange rate published by an Australian bank no earlier than on the previous business day.

7.	LOAN OR FINANCIAL ASSISTANCE

If the Company or an Australian Entity offers an Australian Offeree any loan or other financial assistance for the purpose of acquiring the Shares to which the Offer relates, the Offer Document must disclose the conditions, obligations and risks associated with such loan or financial assistance. In accordance with the U.S. Sarbanes-Oxley Act of 2002, no loan shall be made to any Offeree who is an executive officer (as defined under the U.S. Securities Exchange Act of 1934) or director.

8.	RESTRICTION ON CAPITAL RAISING: 5% LIMIT

In the case of an Offer or invitation that will involve the issue of Shares to Australian Offerees, including as a result of the exercise of an Option, the number of Shares that are the subject of the Offer under the Plan, or to be received on exercise of an Option when aggregated with:

(a)	the number of Shares in the same class which would be issued to Australian residents were each outstanding offer of Shares or Options to acquire unissued Shares, being an offer or invitation made or Option granted pursuant to the Plan or any other employee share scheme extended only to employees of the Company and its Related Entities, to be accepted or exercised (as the case may be); and

(b)	the number of Shares in the same class issued to Australian residents during the previous five years pursuant to the Plan or any other employee share scheme extended only to employees of the Company and its Subsidiaries and Affiliates;

but disregarding any Offer made, or Option granted or Shares issued by way or as a result of:

(i)	an offer to a person situated at the time of receipt of the offer outside Australia; or

(ii)	an offer that was an excluded offer or invitation within the meaning of the Corporations Law as it stood prior to 13 March 2000; or

(iii)	an offer that did not need disclosure to investors because of section 708 of the Corporations Act 2001; or

(iv)	an offer that did not require the giving of a Product Disclosure Statement because of section 1012D of the Corporations Act 2001; or

(v)	an offer made under a disclosure document or a Product Disclosure Statement,

must not exceed 5% of the total number of issued Shares in that class of the Company as at the time of the Offer or invitation.

9.	COMPLIANCE WITH UNDERTAKINGS

The Company or its Australian Entity must comply with any undertaking required to be made in the Offer Document by reason of the Instrument.

10.	FILING THE OFFER DOCUMENTS WITH ASIC

No later than seven days after the provision of materials relating to Offers are distributed to Australian Offerees, the Offer Document and copies of all accompanying documents provided must be filed with the ASIC.

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